EXHIBIT 99.1

Oritani Financial Corp. Announces 3rd Quarter Results and Dividend

TOWNSHIP OF WASHINGTON, N.J., April 25, 2018 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $13.4 million, or $0.30 per basic and diluted common share, for the three months ended March 31, 2018, and $29.4 million, or $0.67 per basic (and $0.65 diluted) common share, for the nine months ended March 31, 2018.  Net income was $24.3 million, or $0.56 per basic (and $0.54 diluted) common share, for the three months ended March 31, 2017, and $46.3 million, or $1.07 per basic (and $1.04 diluted) common share, for the nine months ended March 31, 2017.  Results for the nine months ended March 31, 2018 were negatively impacted by the “Tax Cuts and Jobs Act” (the “Act”) that was signed into law on December 22, 2017.  A net charge of $8.9 million was recognized in that period due to the legislation.  Profit on the sale of a real estate joint venture boosted results in the 2017 periods.

The Company also reported that its Board of Directors declared a $0.25 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be May 4, 2018 and the payment date will be May 18, 2018.

“I am pleased to report strong earnings in a particularly difficult operating environment,” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “These results were realized without the full benefit of the recent tax legislation.” Mr. Lynch continued: “I remain disappointed with the impediments to loan growth in the present market that prevented us from achieving our typical growth.  However, I believe these obstacles are temporary.  We continue to focus on reducing our loan to deposit ratio, improving our net interest spread and maintaining our expense discipline, and positive results have been attained.”

Comparison of Operating Results for the Periods Ended March 31, 2018 and 2017

Net Income.  Net income decreased $10.8 million to $13.4 million for the quarter ended March 31, 2018, from $24.3 million for the corresponding 2017 quarter.  Net income decreased $16.9 million to $29.4 million for the nine months ended March 31, 2018, from $46.3 million for the corresponding 2017 period.  Results for the 2018 periods were impacted by the Act.  The Act required the Company to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. This revaluation, in addition to other factors, resulted in a net charge of $8.9 million that was recognized as of December 31, 2017.  Also due to the Act, the Company’s estimated effective tax rate for the fiscal year ending June 30, 2018 decreased from 37.2% to 30.5%.  The Company’s estimated effective tax rate is expected to decrease further in the periods following the conclusion of its fiscal year, ending June 30, 2018.  Results for the 2017 periods were positively impacted by the sale of the Company’s last remaining investment in real estate joint ventures.  The resulting pretax gain on this sale was $20.6 million.

Total Interest Income.  The components of interest income for the three months ended March 31, 2018 and 2017, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2018		2017			Average
	Income	Yield	Income	Yield	Income	Balance	Yield

	(Dollars in thousands)

Interest on loans	$35,398	3.97%	$34,407	3.95%	$991	$84,272	0.02%
Dividends on FHLB stock	432	6.59%	469	4.71%	(37)	(13,586)	1.88%
Interest on securities AFS	284	2.23%	799	1.82%	(515)	(124,438)	0.41%
Interest on securities HTM	1,419	2.01%	909	1.85%	510	85,090	0.16%
Interest on federal funds sold
and short term investments	28	1.58%	2	0.80%	26	6,114	0.78%
Total interest income	$37,561	3.82%	$36,586	3.76%	$975	$37,452	0.06%

The Company’s primary strategic business objective remains the organic growth of multifamily and commercial real estate loans.  The average balance of the loan portfolio increased $84.3 million, or 2.4%, for the three months ended March 31, 2018 versus the comparable 2017 period.  While the Company has demonstrated an ability to execute its primary strategic business objective for an extended period of time, impediments have been encountered throughout fiscal 2018.  These hindrances include a lower level of loan volume as well as competitor loan terms and pricing.  In addition, prepayments of the existing loan portfolio have continued at an elevated rate.  The balance of the loan portfolio at March 31, 2018 is essentially the same as the balance at June 30, 2017, which is far below our expectations.  Loan originations and payments totaled $92.2 million and $112.2 million, respectively, for the three months ended March 31, 2018.  This compares to loan originations and payments of $245.4 million and $98.0 million, respectively, for the comparable 2017 period.  There were no loan purchases in either period.  The Company adjusted its loan pricing practices in an attempt to increase loan origination volume.  However, this adjustment has not had a meaningful impact to date.  The Company is unwilling to further adjust pricing to generate growth.

The yield on the loan portfolio increased 2 basis points (including prepayment penalties) and 5 basis points (excluding prepayment penalties) for the quarter ended March 31, 2018 versus the comparable 2017 period.  Prepayment penalties totaled $553,000 for the quarter ended March 31, 2018 versus $821,000 for the quarter ended March 31, 2017.  Prepayment penalties boosted annualized loan yield by 6 basis points in the 2018 period versus 9 basis points in the 2017 period.  On a linked quarter basis, the yield on the loan portfolio increased 4 basis points, excluding prepayment penalties.

The level of investment in FHLB stock is predicated on several factors and administered by FHLB.  The yield on this asset has increased as their dividend rate increased.  The average balance of securities available for sale decreased $124.4 million for the three months ended March 31, 2018 versus the comparable 2017 period, while the average balance of securities held to maturity increased $85.1 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity. These balances were also impacted by purchases and sales.

The components of interest income for the nine months ended March 31, 2018 and 2017, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2018		2017			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)

Interest on loans	$107,126	4.01%	$99,515	4.02%	$7,611	$260,378	(0.01)%
Dividends on FHLB stock	1,368	6.63%	1,343	5.07%	25	(7,780)	1.56%
Interest on securities AFS	1,237	2.12%	2,451	1.87%	(1,214)	(97,113)	0.25%
Interest on securities HTM	3,663	1.93%	2,583	1.85%	1,080	66,872	0.08%
Interest on federal funds sold
and short term investments	139	1.33%	5	0.65%	134	12,941	0.68%
Total interest income	$113,533	3.85%	$105,897	3.82%	$7,636	$235,298	0.03%

The explanations for changes described above for the three-month period are also largely applicable to the nine-month period.  Loan originations, purchases and payments for the nine months ended March 31, 2018 totaled $349.0 million, $52.8 million and $403.5 million, respectively.  Loan originations, purchases and payments for the nine months ended March 31, 2017 totaled $623.9 million, $65.9 million and $292.4 million, respectively.  Prepayment penalties totaled $3.5 million for the nine months ended March 31, 2018 and $2.7 million for the nine months ended March 31, 2017.  Prepayment penalties boosted annualized loan yield by 13 basis points in the 2018 period versus 10 basis points in the 2017 period.

Total Interest Expense. The components of interest expense for the three months ended March 31, 2018 and 2017, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2018		2017			Average
	Expense	Yield	Expense	Yield	Expense	Balance	Yield
	(Dollars in thousands)

Savings deposits	$119	0.26%	$98	0.23%	$21	$12,317	0.03%
Money market	2,209	1.09%	1,867	0.99%	342	54,733	0.10%
Checking accounts	1,292	0.66%	813	0.47%	479	87,473	0.19%
Time deposits	4,267	1.45%	3,466	1.37%	801	161,284	0.08%
Total deposits	7,887	1.07%	6,244	0.95%	1,643	315,807	0.12%
Borrowings	2,721	2.07%	3,547	1.72%	(826)	(299,389)	0.35%
Total interest expense	$10,608	1.22%	$9,791	1.13%	$817	$16,418	0.09%

Strong deposit growth remains a strategic objective of the Company.  As detailed above, the average balance of deposits increased $315.8 million, or 12.0%, for the quarter ended March 31, 2018 versus the comparable 2017 period.  The growth for the period was boosted by brokered deposits.  However, growth for the period excluding the impact of brokered deposits was still strong at 8.0%.  Recently, achieving deposit growth has been more challenging as illustrated by a linked quarter comparison.  The balance of deposits increased $8.9 million and decreased $6.3 million when measured versus the period end and quarterly average balances at December 31, 2017, respectively.  The overall cost of deposits increased 12 basis points for the quarter ended March 31, 2018 versus the comparable 2017 period.  The increases in the costs of money market and checking accounts are primarily attributable to the costs of interest rate swaps that are being reflected as interest expense on these accounts.  The situation occurs due to balance sheet transactions executed during the quarters ended June 30, 2017, June 30, 2016 and December 31, 2015.  The restructure executed during the quarter ended June 30, 2017 only impacted the results for the quarter ended March 31, 2018, while the other two restructures impact both periods.  The balance sheet restructures are discussed in the Company’s Form 10-K for the annual periods ended June 30, 2017 and 2016.  A portion of the increase in cost of checking accounts is due to market pressures.  This category includes municipal deposits.  The increase in the cost of time deposits is primarily due to the impact of market pressures.  On a linked quarter basis, the cost of deposits increased 2 basis points, also primarily due to the impact of market pressures.  Market pressures are expected to continue to increase the cost of deposits.

The average balance of borrowings decreased $299.4 million for the three months ended March 31, 2018 versus the comparable 2017 period, while the cost increased 35 basis points.  The increase in the average balance of deposits allowed the Company to reduce borrowings while still funding growth.  The cost of borrowings was affected by the balance sheet restructures referenced above.  The cost of borrowings has also been impacted by the increased cost of overnight and short-term borrowings.  The cost of overnight borrowings has increased as the federal discount rate has increased.  Despite the increased cost of such borrowings, they remain a lower cost of funding than longer term borrowings.  The Company has decreased its usage of overnight borrowings.  The decreased usage of such lower cost funds has contributed to the overall increase in cost of borrowings.  On a linked quarter basis, the average balance of borrowings increased $11.4 million and the cost of borrowings was stable.

The components of interest expense for the nine months ended March 31, 2018 and 2017, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2018		2017			Average
	Expense	Yield	Expense	Yield	Expense	Balance	Yield
	(Dollars in thousands)

Savings deposits	$324	0.24%	$291	0.23%	$33	$10,481	0.01%
Money market	6,944	1.11%	5,647	1.02%	1,297	102,289	0.09%
Checking accounts	3,376	0.60%	2,090	0.44%	1,286	112,514	0.16%
Time deposits	12,384	1.42%	9,919	1.33%	2,465	173,815	0.09%
Total deposits	23,028	1.05%	17,947	0.94%	5,081	399,099	0.11%
Borrowings	8,300	2.03%	9,626	1.78%	(1,326)	(178,466)	0.25%
Total interest expense	$31,328	1.20%	$27,573	1.13%	$3,755	$220,633	0.07%

The explanations for changes described above for the three-month period regarding deposits and borrowings are also applicable to the nine-month period.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $158,000 to $27.0 million for the three months ended March 31, 2018, from $26.8 million for the three months ended March 31, 2017.  Net interest income increased by $3.9 million to $82.2 million for the nine months ended March 31, 2018, from $78.3 million for the nine months ended March 31, 2017.  The Company’s net interest income, spread and margin over the period are detailed in the chart below.

			Net Interest Income Before Provision Excluding Prepayment Penalties

	Net Interest Income Before Provision	Prepayment Penalty Income		Including Prepayment Penalties		Excluding Prepayment Penalties

Quarter Ended				Spread	Margin	Spread	Margin
	(dollars in thousands)

March 31, 2018	$26,953	$553	$26,400	2.60%	2.74%	2.54%	2.68%
December 31, 2017	27,608	1,638	25,970	2.67%	2.81%	2.50%	2.64%
September 30, 2017	27,644	1,289	26,355	2.68%	2.82%	2.55%	2.68%
June 30, 2017	26,287	236	26,051	2.54%	2.68%	2.52%	2.66%
March 31, 2017	26,795	821	25,974	2.63%	2.75%	2.54%	2.67%

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  Net interest income before provision for loan losses, excluding prepayment penalties, is a non-GAAP financial measure since it excludes a component (prepayment penalty income) of net interest income and therefore differs from the most directly comparable measure calculated in accordance with GAAP. The Company believes the presentation of this non-GAAP financial measure is useful because it provides information to assess the underlying performance of the loan portfolio since prepayment penalty income can be expected to change as interest rates change.  While prepayment penalty income is expected to continue, fluctuations in the level of prepayment income are also expected.  The level of prepayment income is generally expected to decrease as external interest rates increase since borrowers would have less of an incentive to refinance existing loans.  However, the time period when these events could occur may not align, and the specific behavior of borrowers is difficult to predict.  The level of loan prepayments and prepayment income has increased during fiscal 2018 despite a period of generally increasing interest rates.

The Company’s spread and margin have been under pressure due to several factors.  These factors were discussed in the Company’s Form 10-K for the annual period ended June 30, 2017, and in other prior public releases.  The Company has executed balance sheet restructures partially to counter some of the spread and margin compression.  The impact of the restructure executed in June, 2017 can be seen in the spread and margin expansion (excluding prepayment penalties) that was realized in the September 30, 2017 quarterly period.  While spread and margin compression returned in the December, 2017 period (excluding prepayment penalties), the most recent period displays expansion.  The yield on the loan portfolio increased 4 basis points on a linked quarter basis.  In addition, the balance of federal funds sold (a low yielding asset) decreased significantly.  These balances were essentially redeployed into loans, our highest yielding asset.  Although loan growth has been disappointing, a $24.8 million increase in the average balance of the loan portfolio was realized on a linked quarter comparison.  These factors offset an increase in cost of funds and contributed to the expansion of spread and margin.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $4,000 and $210,000 for the three and nine months ended March 31, 2018, respectively, and $68,000 and $264,000 for the three and nine months ended March 31, 2017, respectively.

Provision for Loan Losses.  The Company recorded no provision for loan losses for the three and nine months ended March 31, 2018 and March 31, 2017.  A rollforward of the allowance for loan losses for the three and nine months ended March 31, 2018 and 2017 is presented below:

	Three months ended		Nine months ended
	March 31,		March 31,
	2018	2017	2018	2017
	(Dollars in thousands)

Balance at beginning of period	$30,402	$29,877	$30,272	$29,951
Provisions charged to operations	-	-	-	-
Recoveries of loans previously charged off	166	-	318	2
Loans charged off	95	-	117	76
Balance at end of period	$30,473	$29,877	$30,473	$29,877

Allowance for loan losses to total loans	0.85%	0.84%	0.85%	0.84%
Net charge-offs (annualized) to average
loans outstanding	-%	-%	-%	n/m

Delinquency and non-performing asset information is provided below:

	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
	Dollars in thousands
Delinquency Totals
30 - 59 days past due	$9,772	$3,166	$987	$1,374	$1,266
60 - 89 days past due	472	142	1,656	1,571	371
Nonaccrual	11,887	14,489	9,906	10,223	10,310
Total	$22,131	$17,797	$12,549	$13,168	$11,947

Non Performing Asset Totals
Nonaccrual loans, per above	$11,887	$14,489	$9,906	$10,223	$10,310
Real Estate Owned	636	-	-	140	140
Total	$12,523	$14,489	$9,906	$10,363	$10,450

Nonaccrual loans to total loans	0.33%	0.40%	0.28%	0.28%	0.29%
Delinquent loans to total loans	0.61%	0.49%	0.35%	0.37%	0.33%
Non performing assets to total assets	0.30%	0.35%	0.24%	0.25%	0.25%

Overall, delinquent loan and non-performing asset totals continue to illustrate minimal credit issues at the Company.  However, during the quarter, the total of loans 30-59 days past due increased significantly.  This increase is primarily due to one larger loan that has been a slow payer but is well collateralized and does not currently present any valuation concerns.

Other Income.  Other income decreased $20.8 million to $979,000 for the three months ended March 31, 2018, from $21.8 million for the three months ended March 31, 2017.   The 2017 period includes a pretax gain of $20.6 million realized on the sale of its last remaining investment in real estate joint ventures, as well as income from the operations of real estate joint ventures.

Other income decreased $21.7 million to $2.6 million for the nine months ended March 31, 2018 from $24.3 million for the nine months ended March 31, 2017.  The nine-month period was also impacted by the joint venture related items referenced in the above paragraph.

Other Expenses.  Other expenses decreased $162,000 to $9.8 million for the three months ended March 31, 2018, from $9.9 million for the three months ended March 31, 2017.  Compensation, payroll taxes and fringe benefits decreased $174,000 to $6.6 million for the three months ended March 31, 2018, from $6.8 million for the three months ended March 31, 2017.   The decrease was primarily due to decreased benefit expenses partially offset by increased health insurance costs.  The accrual costs associated with several benefit plans decreased, including costs associated with the ESOP.  The decreased cost associated with the ESOP was primarily due to a decreased trading price of the Company’s common stock.

Other expenses decreased $1.8 million to $29.5 million for the nine months ended March 31, 2018, from $31.3 million for the nine months ended March 31, 2017.  Compensation, payroll taxes and fringe benefits were also affected in the nine-month period by the items described above for the three-month period.  The decrease was more pronounced in the nine-month period.  In addition to the above items, the 2017 period included a portion of the amortization expense related to the Company’s 2011 Equity Plan.  The cost for the majority of the stock awards and stock options granted in conjunction with this plan fully amortized in August 2016.  The 2018 period had significantly less expenses related to the amortization of this plan.

As disclosed in the Company’s Form 10-Q for the quarterly period ended December 31, 2017, the Company entered into an informal agreement with regulators regarding Bank Secrecy Act and Anti-Money Laundering compliance matters.  The Company has incurred expenses associated with the remediation of these matters of $156,000 and $269,000 for the three and nine months ended March 31, 2018, respectively.  These costs are included in other expenses and are primarily offset by decreases in the cost of real estate owned operations.  The Company currently expects that total costs associated with the remediation of these matters will not exceed approximately $2.0 million.  In addition, there will be increases in compensation costs associated with compliance matters.

Income Tax Expense.  Income tax expense for the 2018 periods was significantly impacted by the Act.  Income tax expense for the three and nine-month periods ended March 31, 2018 was $4.7 million and $25.9 million, respectively, resulting in effective tax rates of 26.1% and 46.8%, respectively.  The effective rate for the nine-month period was elevated due to adjustments that were necessitated by the Act.  The effective rate for the three-month period was expected to be 30.5%.  The actual rate was positively affected by the vesting of stock awards and the exercise of stock options.  Income tax expense for the three and nine-month periods ended March 31, 2017 was $14.4 million (effective rate of 37.2%) and $25.0 million (effective rate of 35.1%), respectively.  The 2017 periods also received some benefit from the exercise of nonqualified stock options.

Comparison of Financial Condition at March 31, 2018 and June 30, 2017

Total Assets.  Total assets were essentially stable at $4.14 billion for both periods; the total increased $4.5 million from June 30, 2017 to March 31, 2018.  Asset growth is typically driven by loan growth, which was stagnant.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short-term investments) decreased $10.1 million to $23.5 million at March 31, 2018, from $33.6 million at June 30, 2017.

Net Loans.  Loans, net were essentially stable at $3.57 billion for both periods.  The total decreased $510,000 from June 30, 2017 to March 31, 2018.    As discussed in “Comparison of Operating Results, Total Interest Income,” loan growth has been below expectations and historical levels.

Securities available for sale.  Securities AFS decreased $49.7 million to $48.2 million at March 31, 2018, from $97.9 million at June 30, 2017.  The decrease is primarily due to the sale of $29.5 million that took place in December, 2017.  The securities sold were in a loss position and sold primarily to maximize the tax benefit associated with the loss.  Principal payments also contributed to the decrease.  No securities AFS have been purchased in the 2018 fiscal year.

Securities held to maturity.  Securities HTM increased $63.2 million to $302.9 million at March 31, 2018, from $239.6 million at June 30, 2017.  The increase is primarily due to purchases of $98.0 million exceeding principal payments.

Federal Home Loan Bank of New York (“FHLB”) stock.  FHLB stock decreased $6.7 million to $25.8 million at March 31, 2018, from $32.5 million at June 30, 2017.  FHLB stock holdings are required depending on several factors, including the level of borrowings with the FHLB.  As FHLB borrowings decreased over the period, excess FHLB stock was redeemed.

Deposits.  Deposits increased $98.0 million to $2.95 billion at March 31, 2018, from $2.86 billion at June 30, 2017.  See “Comparison of Operating Results, Total Interest Expense” for discussion regarding deposit balances.

Borrowings.  Borrowings decreased $109.9 million to $532.1 million at March 31, 2018, from $642.1 million at June 30, 2017.  See “Comparison of Operating Results, Total Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity decreased $4.6 million to $554.6 million at March 31, 2018, from $559.2 million at June 30, 2017.  The decrease was primarily due to dividends paid partially offset by net income and the release of treasury shares in conjunction with stock option exercises, as well as the release of ESOP shares.  The dividends paid include regular quarterly dividends of $0.25 per share paid on February 23, 2018 and $0.175 per share paid on August 21, 2017 and November 20, 2017, as well as a special dividend of $0.45 per share paid on December 22, 2017.  Based on our March 31, 2018 closing price of $15.35 per share, the Company stock was trading at 129.0% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect," "estimate,"  "anticipate,"  "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	June 30,
Assets	2018	2017
	(unaudited)	(audited)
Cash on hand and in banks	$22,543	$33,252
Federal funds sold and short term investments	966	326
Cash and cash equivalents	23,509	33,578

Loans, net	3,566,193	3,566,703
Securities available for sale, at fair value	48,198	97,930
Securities held to maturity,
fair value of $295,236 and $237,204, respectively.	302,851	239,631
Bank Owned Life Insurance (at cash surrender value)	97,824	95,946
Federal Home Loan Bank of New York stock ("FHLB"), at cost	25,835	32,504
Accrued interest receivable	11,438	10,620
Real estate owned	636	140
Office properties and equipment, net	13,533	13,909
Deferred tax assets	25,584	37,693
Other assets	26,584	9,030
Total Assets	$4,142,185	$4,137,684

Liabilities
Deposits	$2,954,476	$2,856,478
Borrowings	532,114	642,059
Advance payments by borrowers for taxes and
insurance	26,653	23,496
Official checks outstanding	3,112	4,423
Other liabilities	71,198	52,005
Total liabilities	3,587,553	3,578,461

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 46,604,276 shares outstanding at
March 31, 2018 and 45,992,366 shares outstanding at
June 30, 2017.	562	562
Additional paid-in capital	513,679	512,337
Unallocated common stock held by the employee stock
ownership plan	(16,981)	(18,407)
Non-vested restricted stock awards	(201)	(458)
Treasury stock, at cost; 9,640,789 shares at March 31, 2018 and
10,252,699 shares at June 30, 2017.	(129,600)	(136,517)
Retained earnings	177,461	198,186
Accumulated other comprehensive income, net of tax	9,712	3,520
Total stockholders' equity	554,632	559,223

Total Liabilities and Stockholders' Equity	$4,142,185	$4,137,684

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended March 31, 2018 and 2017
(In thousands, except share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2018	2017	2018	2017
	unaudited		unaudited
Interest income:
Loans	$35,398	$34,407	$107,126	$99,515
Dividends on FHLB stock	432	469	1,368	1,343
Securities available for sale	284	799	1,237	2,451
Securities held to maturity	1,419	909	3,663	2,583
Federal funds sold and short-term investments	28	2	139	5
Total Interest Income	37,561	36,586	113,533	105,897

Interest expense:
Deposits	7,887	6,244	23,028	17,947
Borrowings	2,721	3,547	8,300	9,626
Total interest expense	10,608	9,791	31,328	27,573

Net interest income before provision for loan losses	26,953	26,795	82,205	78,324

Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	26,953	26,795	82,205	78,324

Other income:
Service charges	302	235	799	664
Net income from investments in real estate joint ventures	—	193	—	769
Bank-owned life insurance	603	634	1,879	1,979
Net gain (loss) on sale of assets	—	20,621	(2)	20,621
Net loss on sale of securities	—	—	(324)	—
Other income	74	87	221	249
Total other income	979	21,770	2,573	24,282

Other expenses:
Compensation, payroll taxes and fringe benefits	6,627	6,801	20,666	22,366
Advertising	143	143	428	358
Office occupancy and equipment expense	862	834	2,391	2,415
Data processing service fees	499	538	1,463	1,641
Federal insurance premiums	300	300	900	1,050
Other expenses	1,329	1,306	3,637	3,489
Total other expenses	9,760	9,922	29,485	31,319

Income before income tax expense	18,172	38,643	55,293	71,287
Income tax expense	4,747	14,377	25,902	25,034
Net income	$13,425	$24,266	$29,391	46,253

Income per basic common share	$0.30	$0.56	$0.67	$1.07
Income per diluted common share	$0.30	$0.54	$0.65	$1.04

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400